Exhibit 99.1

Press Release

XTI Aerospace Provides Second Quarter 2024 Business Update

ENGLEWOOD, Colo., Aug. 14, 2024 /PRNewswire/ -- XTI Aerospace, Inc. (NASDAQ: XTIA) (“XTI Aerospace” or the “Company”) today announces a business update and the filing of its quarterly report on Form 10-Q for the quarter ended June 30, 2024.

“We continue to advance the development of the TriFan 600, a fixed-wing, vertical lift crossover aircraft uniquely designed to meet the needs of the evolving aviation industry and its customers,” said Scott Pomeroy, CEO of XTI Aerospace. “In the second quarter, XTI Aerospace and AVX Aircraft Company (“AVX”), a leader in advanced vertical lift solutions, announced the signing of a letter of intent, and are currently progressing towards a definitive agreement, whereby AVX’s experienced engineers will provide design, development and certification services to XTI Aerospace, reducing overall commercialization costs and potentially accelerating the timeline to first flight.”

Don Purdy, SVP business & program development, added, “XTI Aircraft continues to progress the TriFan 600 design. Specifically, the team is focused on the C211.2 configuration update which will further optimize the aerodynamic performance of the aircraft. Also, XTI Aerospace and AVX, under an interim engineering services agreement, are collaborating on several ‘trade studies,’ such as the use of full digital control of actuators to direct the aircraft – known as ‘fly-by-wire’ – and the use of composite materials versus aluminum for various aircraft structures and surfaces. These trade studies will further refine the revolutionary design of the TriFan 600 – a category-defining aircraft.”

“In the second quarter, XTI Aerospace also announced conditional preorders for 100 TriFan 600 aircraft from Mesa Air Group,” said Mr. Pomeroy. “Assuming the order is fully exercised, it would represent approximately $1 billion in revenue for XTI Aerospace, validating the interest and support we are witnessing in the market. Additionally, XTI Aerospace executed a capital distribution agreement with FC Imperial Limited for a proposed strategic equity investment of up to $55 million at a post-money valuation of $275 million, following more than one year of negotiations and due diligence. The time to commercialization of the TriFan 600 would be advanced upon closing of this transaction.”

Visit the recently redesigned website at XTIAerospace.com which includes a video from the Company’s founder, David Brody, sharing the Company’s story and how the TriFan vertical lift crossover airplane is positioned to transform the aviation market.

8123 InterPort Blvd., Suite C, Englewood, CO, 80112, USA, (800) 680-7412
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Key Expected Milestones

Q3 2024:

•	Finalize definitive agreement with AVX for further design and development of the TriFan 600 Vertical Lift Crossover Airplane

Q4 2024

•	Establish Alliance Perot Field (Fort Worth, TX) engineering offices

•	Select engine supplier, cabin integrator and drivetrain suppliers

Q1 2025

•	Complete key engineering hires

•	Select avionics supplier

Q2 2025

•	Complete engineering facilities expansion

•	Complete marketing demonstrator

Q3 2025

•	Complete virtual/augmented reality cabin experience

Q4 2025

•	Complete preliminary design review (PDR)

The Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2024, is scheduled to be filed with the U.S. Securities and Exchange Commission today. The Form 10-Q will also be available on the Company’s website.

About XTI Aerospace, Inc.

XTI Aerospace (XTIAerospace.com) is the parent company of XTI Aircraft Company (XTIAircraft.com), an aviation business based near Denver, Colorado, currently developing the TriFan 600, a fixed-wing business aircraft designed to have the vertical takeoff and landing (VTOL) capability of a helicopter, speeds of 345 mph and a range of 700 miles, creating an entirely new category – the vertical lift crossover airplane (VLCA). Additionally, the Inpixon (inpixon.com) business unit of XTI Aerospace is a leader in real-time location systems (RTLS) technology with customers around the world who use the Company’s location intelligence solutions in factories and other industrial facilities to help optimize operations, increase productivity, and enhance safety. For more information about XTI Aerospace, please visit XTIAerospace.com.

8123 InterPort Blvd., Suite C, Englewood, CO, 80112, USA, (800) 680-7412
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Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical fact contained in this press release, including without limitation, statements about XTI Aerospace’s ability to achieve expected milestones in the timeframes currently anticipated or at all, XTI Aerospace and AVX successfully negotiating and entering into a definitive agreement, XTI Aerospace and FC Imperial Limited consummating their proposed transaction, Mesa Air Group exercising their conditional preorder, the products under development by XTI Aerospace, the advantages of XTI Aerospace’s technology, and XTI Aerospace’s customers, plans and strategies are forward-looking statements.

Some of these forward-looking statements can be identified by the use of forward-looking words, including “believe,” “continue,” “could,” “would,” “will,” “estimate,” “expect,” “intend,” “plan,” “target,” “projects,” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts, and assumptions that, while considered reasonable by XTI Aerospace and its management, are inherently uncertain, and many factors may cause the actual results to differ materially from current expectations. XTI Aerospace undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that might subsequently arise. Readers are urged to carefully review and consider the risk factors discussed from time to time in XTI Aerospace’s filings with the SEC, including those factors discussed under the caption “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2024, its quarterly report on Form 10-Q for the quarterly period ended June 30, 2024, filed with the SEC today, and in subsequent reports filed with or furnished to the SEC.

Contacts

General inquiries:

Email: contact@xtiaerospace.com
Web: https://xtiaerospace.com/contact/

Investor Relations:

Crescendo Communications
Tel: +1 212-671-1020
Email: XTIA@crescendo-ir.com

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8123 InterPort Blvd., Suite C, Englewood, CO, 80112, USA, (800) 680-7412
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